Exhibit 99.1

NEWS RELEASE

LINCOLN NATIONAL CORPORATION ANNOUNCES
REDEMPTION OF ALL 9 1/8% DEBENTURES

Philadelphia, Sept. 1, 2004 – Lincoln National Corporation (NYSE: LNC), the parent company of the Lincoln Financial Group of companies, today announced that it has called for redemption all $120.3 million of its outstanding 9 1/8% Debentures due October 1, 2024 (CUSIP No. 534187AG4).

“The decision to redeem the 9 1/8% Debentures is part of an overall capital management plan that seeks to lower Lincoln’s cost of capital,” said Richard C. Vaughan, LNC’s Chief Financial Officer.

The 9 1/8% Debentures will be redeemed in cash at a redemption price of $1,043.325 for each $1,000 principal amount of Debentures, for an aggregate redemption amount of approximately $125.5 million. Interest and debt expense in the fourth quarter of 2004 is expected to include approximately $6.3 million ($4.1 million after-tax) relating to the call premium and unamortized issue costs relating to the redemption. This redemption price is in addition to Lincoln’s regular semi-annual payment of interest on the Debentures, which interest payment will be made on October 1, 2004 to holders of record of the Debentures at the close of business on September 15, 2004. The redemption date is October 1, 2004.

Under the Indenture, dated as of September 15, 1994, the 9 1/8% Debentures were issued in October 1994 and become redeemable at Lincoln’s option on October 1, 2004. Holders of the 9 1/8% Debentures will receive official notice of the redemption by mail. The paying agent for the redemption of the 9 1/8% Debentures is The Bank of New York. Holders of 9 1/8% Debentures may call Bond Holder Relations at The Bank of New York at 800 254-2826 for more information.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated

2/Lincoln National Corporation Announces Redemption of all 9 1/8% Debentures

assets of $109 billion and had annual consolidated revenues of $5.3 billion in 2003. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

Media inquiries:	Rob Fleener Director, Strategic Communications 215 448-1455 MediaRelations@LFG.com

Investor inquiries:	Priscilla Brown Vice President, Investor Relations 215 448-1422 InvestorRelations@LFG.com